Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Fred Halvin	Julie Craven
(507) 437-5007	(507) 437-5345
fdhalvin@hormel.com	jhcraven@hormel.com

HORMEL FOODS REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

AUSTIN, Minn. (November 20, 2007) – Hormel Foods Corporation (NYSE: HRL) today reported its performance for the fiscal 2007 fourth quarter and full year.

HIGHLIGHTS

Fourth Quarter

              Diluted EPS of $.73, up 14 percent from $.64 per share in 2006 (2007 results include $.02 per share gain from the sale of a company airplane and $.01 per share gain from the disposition of the Patak’s joint venture)

              Dollar sales of $1.66 billion increased 7 percent from 2006 (up 4 percent excluding acquisitions)

              Volume the same as last year (down 2 percent excluding acquisitions)

              Grocery Products operating profit down 9 percent; volume up 3 percent; dollar sales up 2 percent

              Refrigerated Foods operating profit up 15 percent; volume up 2 percent (down 3 percent excluding acquisitions); dollar sales up 8 percent (up 3 percent excluding acquisitions)

              Jennie-O Turkey Store operating profit up 15 percent; volume down 1 percent; dollar sales up 7 percent

              Specialty Foods operating profit down 13 percent; volume down 6 percent; dollar sales up 5 percent

              All Other operating profit up 10 percent; volume up 7 percent; dollar sales up 22 percent

              Announced 23% dividend increase today

Fiscal Year

              Diluted EPS of $2.17, up 6 percent from $2.05 per share in 2006 (2007 results include the same special events as noted above)

              Dollar sales of $6.19 billion increased 8 percent from 2006 (up 6 percent excluding acquisitions)

              Volume up 3 percent (up 2 percent excluding acquisitions)

              Grocery Products operating profit up 3 percent; volume up 2 percent; dollar sales up 4 percent

              Refrigerated Foods operating profit up 17 percent; volume up 3 percent (up 1 percent excluding acquisitions); dollar sales up 8 percent (up 6 percent excluding acquisitions)

              Jennie-O Turkey Store operating profit down 17 percent; volume up 1 percent; dollar sales up 5 percent

              Specialty Foods operating profit up 27 percent; volume up 4 percent; dollar sales up 11 percent

              All Other operating profit up 34 percent; volume up 20 percent; dollar sales up 26 percent

The company reported fiscal 2007 fourth quarter net earnings of $101.2 million, up 12 percent from earnings of $90.0 million a year earlier. Included in this year’s quarterly results are a $4.8 million pre-tax gain from the sale of a company airplane and a $2.0 million pre-tax gain from the disposition of the Patak’s joint venture. Diluted earnings per share for the quarter were $.73 this year compared to $.64 per share last year and sales totaled $1.66 billion, up from $1.56 billion in fiscal 2006.

For the twelve months ended October 28, 2007, net earnings were $301.9 million, or $2.17 per diluted share (up 6 percent), compared to $286.1 million a year ago, or $2.05 per diluted share. Included in this year’s annual results are a $4.8 million pre-tax gain from the sale of a company airplane and a $2.0 million pre-tax gain from the disposition of the Patak’s joint venture. Sales totaled $6.19 billion, up 8 percent, from $5.75 billion in the same period last year.

COMMENTARY

“We were pleased to end the year with a strong finish that allowed us to deliver respectable full year results in a challenging environment. The strength of the fourth quarter’s results provides good momentum heading into fiscal 2008,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer. “I was encouraged to see that despite significantly higher grain markets, Jennie-O Turkey Store increased year-over-year segment profit this quarter. Improved product mix, operations efficiencies and better recovery of higher costs through pricing were the key drivers,” Ettinger stated.

“As indicated during our Investor Day in October, we expected that our Grocery Products segment would be down. While the Grocery Products results were disappointing, primarily caused by a soft quarter from the SPAM family of products and VALLEY FRESH chunk meats, we continued to have success building our HORMEL COMPLEATS microwave tray business. We also had strong results from our chili business, up double-digit for the quarter. We expect the Grocery Products segment will have a slow start in fiscal 2008 and the results will improve as the year progresses,” said Ettinger.

“The lower Specialty Foods segment results were primarily due to a very difficult year-ago comparison. This segment has delivered exceptional top and bottom line growth over the last two years. As we have indicated in the past, we expect the long-term growth rate of this segment to be similar to our total company growth rate goals of 5 percent top-line and 10 percent bottom-line,” Ettinger commented.

“The Refrigerated Foods segment has been a strong performer all year and the fourth quarter was no exception. Our strategy to be the industry leader in value-added protein has proven successful and we continue to strengthen our portfolio with innovation. The acquisition of Burke Corporation in August has been a great addition to our portfolio and was accretive to this quarter’s results,” Ettinger said.

“Considering the higher input cost challenges we faced, I am pleased with the results. I believe our balanced model of packaged foods and protein products in addition to our blend of foodservice and retail sales, provides the right combination of stability in difficult environments, yet offers upside opportunity when conditions turn favorable,” Ettinger stated.

“This morning we announced a 23% increase to our annual dividend rate, making the new rate $.74 per share. We have an exceptional history of returning profits to our shareholders through dividend increases. Based on our confidence to deliver improved cash flow in the future, we are pleased that we could provide a substantial increase this year as another way to reward our shareholders,” Ettinger concluded.

SEGMENT OPERATING HIGHLIGHTS – FOURTH QUARTER

Grocery Products (15% of Net Sales, 27% of Total Operating Profit)

The Grocery Products segment reported operating profits down 9 percent compared to the fourth quarter of fiscal 2006. Results are being driven by lower sales and volumes of the SPAM family of products and VALLEY FRESH chunk meats. The SPAM family of products faced a difficult comparison to the fourth quarter of 2006 due to the positive impact of aggressive trade programs executed last year. Results for the VALLEY FRESH product line were down due to less effective trade programs. The HORMEL COMPLEATS product line continues to grow with expanded distribution and higher household penetration achieved during the quarter. The HORMEL and STAGG chili brands both reported strong top line growth.

Refrigerated Foods (51% of Net Sales, 33% of Total Operating Profit)

Operating profit increased 15 percent for the quarter in the Refrigerated Foods segment. Strong results were posted by the Meat Products (retail) and Foodservice value-added businesses due to very good consumer demand for key product lines. Value-added product margins also improved due to lower pork markets. Key product contributors from the Meat Products business unit included ALWAYS TENDER marinated meats, DiLUSSO DELI COMPANY products, and HORMEL party trays. Higher sales of the HORMEL NATURAL CHOICE product lines also added to the segment’s results. Foodservice products having strong growth for the quarter included BREAD READY sliced meats, AUSTIN BLUES barbeque products, and premium fresh pork. The acquisition of Burke Corporation was accretive in the quarter and the integration is proceeding as planned.

Jennie-O Turkey Store (20% of Net Sales, 27% of Total Operating Profit)

The Jennie-O Turkey Store segment had a strong quarter with operating profit up 15 percent compared to last year. The combination of mix improvement, operations efficiencies and better recovery of higher costs through pricing more than offset incremental feed costs of $29 million during the quarter. Value-added sales grew 10 percent with increases shown in each of the retail, foodservice, and deli divisions. Key product lines contributing to the growth were JENNIE-O TURKEY STORE OVEN READY turkeys and JENNIE-O TURKEY STORE rotisserie products, premium deli products, and frozen turkey burgers.

Specialty Foods (11% of Net Sales, 8% of Total Operating Profit)

Operating profit declined 13 percent in the Specialty Foods segment for the quarter compared to last year. The Century Foods International business unit had a difficult comparison to the fourth quarter of fiscal 2006 when a major product line was introduced. The Hormel Specialty Products division had lower sales volumes and profits for the quarter. Operating profit increased slightly in the Diamond Crystal Brands business unit due to continued product mix improvement.

All Other (3% of Net Sales, 5% of Total Operating Profit)

The International business unit had a good quarter with operating profit up 10 percent compared to the fourth quarter last year. Value-added sales growth and worldwide demand for the SPAM family of products continued to be strong with double digit increases in both volume and net sales during the quarter. Equity in earnings of affiliates improved compared to last year due primarily to better results at our Purefoods-Hormel joint venture in the Philippines. Operating profit was flat compared to last year for our China operations as that business unit continues to experience high hog input costs.

Net Interest and Investment Income

Net interest and investment income improved compared to last year as a result of the $2.0 million pre-tax gain on the disposition of the Patak’s joint venture and $3.0 million of higher returns on our rabbi trust investments. These gains were partially offset by $1.3 million higher interest costs from higher short-term debt balances in 2007.

General Corporate Expense

General corporate expense improved due to the $4.8 million pre-tax gain on the sale of a company airplane recorded in the fourth quarter. Expenses excluding this item are at a normalized level.

OUTLOOK

“Effective with fiscal 2008, our new earning guidance procedure will be to provide only annual guidance. We feel this is consistent with the long-term view the company takes in making business decisions. We will continue to provide investors with information and insight into strategic initiatives, growth and value drivers, and industry data critical to understanding the company’s business and operating environment.

As we look forward to 2008, we are confident that we will return to our long-term earnings per share growth objective of 10 percent. Although we anticipate pressure from higher grain and energy costs, we expect to benefit from lower protein input costs. We are excited about the growth potential behind our value-added product portfolio and our ability to meet the consumer’s needs through new product launches. After assessing these industry factors and our business plans and prospects for the upcoming year, we are setting our fiscal 2008 guidance range at $2.30 - $2.40 per share,” Ettinger concluded.

DIVIDENDS

Effective November 15, 2007, the company paid its 317th consecutive quarterly dividend. The 2007 annual rate was $.60 per share. The 2008 rate announced this morning is $.74.

CONFERENCE CALL

A conference call will be Webcast at 9:00 a.m. CT on Tuesday, November 20, 2007. Access is available at www.hormelfoods.com. If you do not have Internet access and want to listen to the call over the phone, the dial in number is 800-366-7417. An audio replay is available by calling 800-405-2236 and entering access code 11102214. The audio replay will be available beginning at 11:00 a.m. CT on Tuesday, November 20, 2007, through 11:59 p.m. CT on December 5, 2007. The Webcast replay will be available at 11:00 a.m. CT, November 20, and archived for one year.

ABOUT HORMEL FOODS CORPORATION

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring quality, value-added brands to the global marketplace. For each of the past eight years, Hormel Foods has been named one of “The Best Big Companies in America” by Forbes magazine. The company enjoys a strong reputation among consumers, retail grocers and foodservice customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and risk factors that appear on pages 26-31 in the company’s Form 10-Q for the quarter ended July 29, 2007, which can be accessed at www.hormelfoods.com under “Investor-SEC Filings.”

 Segment Data

Fiscal 2007 Fourth Quarter Segment Operating Results (in Thousands)

	FOURTH QUARTER – 13 WEEKS ENDED

NET SALES	October 28, 2007	October 29, 2006	% Change
Grocery Products	$247,432	$242,037	2.2
Refrigerated Foods	850,608	787,612	8.0
Jennie-O Turkey Store	336,906	316,049	6.6
Specialty Foods	178,626	169,825	5.2
All Other	50,775	41,786	21.5
Total	$1,664,347	$1,557,309	6.9

OPERATING PROFIT
Grocery Products	$42,399	$46,671	(9.2)
Refrigerated Foods	51,031	44,475	14.7
Jennie-O Turkey Store	42,129	36,700	14.8
Specialty Foods	13,050	15,045	(13.3)
All Other	6,892	6,266	10.0
Total segment operating profit	155,501	149,157	4.3
Net interest and investment income	(172)	(4,207)	95.9
General corporate income (expense)	179	(3,838)	104.7
Income before tax	$155,508	$141,112	10.2

	YEAR TO DATE – 52 WEEKS ENDED

NET SALES	October 28, 2007	October 29, 2006	% Change
Grocery Products	$879,423	$846,494	3.9
Refrigerated Foods	3,270,204	3,018,589	8.3
Jennie-O Turkey Store	1,162,152	1,105,456	5.1
Specialty Foods	692,468	624,586	10.9
All Other	188,785	150,356	25.6
Total	$6,193,032	$5,745,481	7.8

OPERATING PROFIT
Grocery Products	$141,445	$137,580	2.8
Refrigerated Foods	173,924	149,142	16.6
Jennie-O Turkey Store	106,890	128,734	(17.0)
Specialty Foods	61,448	48,579	26.5
All Other	23,085	17,292	33.5
Total segment operating profit	506,792	481,327	5.3
Net interest and investment income	(14,083)	(20,166)	30.2
General corporate expense	(22,872)	(30,618)	25.3
Income before tax	$469,837	$430,543	9.1

HORMEL FOODS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	10-28-2007	10-29-2006	10-28-2007	10-29-2006

Net sales	$1,664,347	$1,557,309	$6,193,032	$5,745,481

Cost of products sold	1,278,524	1,180,747	4,778,505	4,362,291

GROSS PROFIT:	385,823	376,562	1,414,527	1,383,190

Expenses:
Selling and delivery	173,724	166,702	658,233	638,552

Marketing	18,899	20,555	113,364	115,591

Administrative & general	38,906	44,829	162,480	182,891

TOTAL EXPENSES:	231,529	232,086	934,077	937,034

Equity in earnings of affiliates	1,386	843	3,470	4,553

OPERATING INCOME:	155,680	145,319	483,920	450,709

Other income & expenses:
Interest & invest income	7,546	2,238	13,624	5,470

Interest expense	(7,718)	(6,445)	(27,707)	(25,636)

EARNINGS BEFORE

INCOME TAXES:	155,508	141,112	469,837	430,543

Provision for income taxes	54,316	51,108	167,945	144,404
(effective tax rate)	34.93%	36.22%	35.75%	33.54%

NET EARNINGS	$101,192	$90,004	$301,892	$286,139

NET EARNINGS PER SHARE
Basic	$.74	$.65	$2.20	$2.08
Diluted	$.73	$.64	$2.17	$2.05

WGHT AVG SHARES OUT
Basic	136,139	137,663	137,216	137,845
Diluted	137,912	139,556	139,151	139,561

DIVIDENDS DECLARED
PER SHARE	$.15	$.14	$.60	$.56

HORMEL FOODS CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	October 28, 2007	October 29, 2006
	(In Thousands)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$149,749	$172,485
Accounts receivable	366,621	341,916
Inventories	646,968	570,932
Deferred income taxes	52,583	48,535
Prepaid expenses & other current assets	15,804	7,803

TOTAL CURRENT ASSETS	1,231,725	1,141,671

INTANGIBLES	757,993	698,681

OTHER ASSETS	437,331	309,144

PROPERTY, PLANT & EQUIPMENT, NET	966,601	910,810

TOTAL ASSETS	$3,393,650	$3,060,306

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

TOTAL CURRENT LIABILITIES	$664,777	$585,014

LONG-TERM DEBT – LESS CURRENT MATURITIES	350,005	350,054

OTHER LONG-TERM LIABILITIES	494,085	322,326

SHAREHOLDERS’ INVESTMENT	1,884,783	1,802,912

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$3,393,650	$3,060,306

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fifty-Two Weeks Ended
	10-28-2007	10-29-2006
OPERATING ACTIVITIES	(In Thousands)
Net earnings	$301,892	$286,139
Adjustments to reconcile to net cash provided by operating activities:
Depreciation	114,618	109,360
Amortization of intangibles	12,120	11,741
Equity in earnings of affiliates	(5,399)	(4,083)
Provision for deferred income taxes	(6,529)	(26,736)
Gain on property/equipment sales and plant facilities	(4,088)	(686)
Changes in operating assets and liabilities net of acquisitions:
Increase in accounts receivable	(9,806)	(37,986)
Increase in inventories, prepaid expenses, and other current assets	(59,069)	(21,722)
Decrease (Increase) in pension assets	7,765	(22,406)
(Decrease) Increase in accounts payable, accrued expenses, and pension and postretirement benefits	(23,604)	14,899
Other	9,029	18,054
NET CASH PROVIDED BY OPERATING ACTIVITIES	336,929	326,574

INVESTING ACTIVITIES
Sale of available-for-sale securities	576,456	174,960
Purchase of available-for-sale securities	(576,456)	(136,460)
Acquisitions of businesses / intangibles	(125,101)	(78,925)
Purchases of property / equipment	(125,795)	(141,516)
Proceeds from sales of property / equipment	11,689	8,689
(Increase) Decrease in investments, equity in affiliates, and other assets	(27,380)	1,917
Dividends from affiliates	730	811
NET CASH USED IN INVESTING ACTIVITIES	(265,857)	(170,524)

FINANCING ACTIVITIES
Proceeds from short-term debt	155,000	70,000
Principal payments on short-term debt	(87,576)	(70,000)
Principal payments on long-term debt	(6,341)	(11,085)
Dividends paid on common stock	(81,092)	(75,840)
Share repurchase	(86,794)	(36,978)
Other	12,995	9,292
NET CASH USED IN FINANCING ACTIVITIES	(93,808)	(114,611)
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(22,736)	41,439
Cash and cash equivalents at beginning of year	172,485	131,046
CASH AND CASH EQUIVALENTS AT END OF YEAR	$149,749	$172,485